Exhibit 3.202

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:51 PM 12/27/2012
FILED 04:39 PM 12/27/2012
SRV 121397380 - 5266665 FILE

Certificate of Formation

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act:

1.	The name of the limited liability company is HMA Services GP, LLC (the “Company”).

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of its registered agent at such address is The Corporation Trust Company.

(signature page follows)

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IN WITNESS WHEREOF, an authorized person has executed this Certificate of Formation on the 27th of December, 2012

By:	/s/ Kathleen K. Holloway

Name:	Kathleen K. Holloway
Title:	Authorized Person

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